Exhibit 99.1

Longview Fibre Company
Value-Added Products l Sustainable Forestry

May 31, 2006

Major Markets Circuit

Dateline: Longview, Washington

NYSE: LFB

Contact:	L. J. McLaughlin
Senior Vice President-Finance
Phone: (360) 425-1550

LONGVIEW FIBRE COMPANY RECEIVES REQUIRED CONSENTS

IN CONNECTION WITH CONSENT SOLICITATION AND CASH TENDER OFFER

FOR ITS 10% SENIOR SUBORDINATED NOTES DUE 2009

LONGVIEW, Wash., May 31, 2006 – Longview Fibre Company (NYSE:LFB) today announced that it had received, as of 5:00 p.m. New York City time on May 30, 2006, tenders and consents from holders of more than 99% of the aggregate principal amount of its outstanding 10% Senior Subordinated Notes due 2009 (the "Notes") in connection with its cash tender offer and consent solicitation for the Notes. The number of consents received exceeded the number needed to approve the adoption of the proposed amendments to the indenture under which the Notes were issued. The terms of the tender offer and consent solicitation for the Notes are detailed in Longview's Offer to Purchase and Consent Solicitation Statement dated May 15, 2006 (the "Offer to Purchase").

Based on the consents received, Longview is expected to execute as soon as practicable a supplemental indenture that will, once operative, eliminate the principal restrictive covenants in the indenture and the Notes. The supplemental indenture will not become operative unless and until Notes are accepted for purchase by Longview pursuant to the tender offer.

Longview's offer to purchase the Notes is subject to the satisfaction or waiver of various conditions as described in the Offer to Purchase, including Longview entering into an agreement providing for a new $300 million term loan facility. Notes may be tendered pursuant to the tender offer until 9:00 a.m., New York City time, on June 13, 2006, unless extended or earlier terminated (the “Expiration Time”). Holders who validly tender Notes after 5:00 p.m. New York City time on May 30, 2006 but prior to the Expiration Time will not receive the consent payment of $20 per $1,000 principal amount of Notes tendered.

Copies of the Offer to Purchase and other documents, including the related letter of transmittal, can be obtained by contacting Global Bondholder Services Corp., the information agent for the tender

CORPORATE OFFICES

300 Fibre Way ( P.O. Box 639, Longview, WA 98632

Phone (360) 425-1550 ( Fax (360) 575-5934 ( www.longviewfibre.com

Longview Fibre Announces Results of Consent Solicitation

offer and consent solicitation, at (866) 470-4300 or (212) 430-3774. Goldman, Sachs & Co. and Banc of America Securities LLC are the dealer managers for the tender offer and consent solicitation. Questions regarding the tender offer and consent solicitation can be addressed to Goldman, Sachs & Co. at (800) 828-3182 and Banc of America Securities LLC at (888) 292-0070.

This press release does not constitute an offer to purchase, a solicitation of an acceptance of the tender offer or a solicitation of consents with respect to the Notes, which may be made only pursuant to the terms of the Offer to Purchase and the related letter of transmittal. None of Longview, the dealer managers, the information agent, the depositary or any of their respective affiliates makes any recommendation in connection with the tender offer or the consent solicitation.

About Longview Fibre Company

Longview Fibre Company is a diversified timberlands owner and manager, and a specialty paper and container manufacturer. Using sustainable forestry methods, the company manages approximately 587,000 acres of softwood timberlands predominantly located in western Washington and Oregon, primarily for the sale of logs to the U.S. and Japanese markets. Longview Fibre’s manufacturing facilities include a pulp-paper mill at Longview, Washington; a network of converting plants; and a sawmill in central Washington. The company’s products include: logs; corrugated and solid-fiber containers; commodity and specialty kraft paper; paperboard; and dimension and specialty lumber. Longview Fibre press releases, SEC filings and Annual Reports are available at no charge through the company’s Web site at www.longviewfibre.com.

Forward-Looking Statements

Except for historical information, the matters discussed in this press release, including the anticipated expiration dates of and sources and amounts of funding for the tender offer and consent solicitation, are forward-looking statements. Forward-looking statements are based on the company’s estimates and projections on the date they are made, and are subject to a variety of risks and uncertainties. Actual events and results could differ materially from those in the forward-looking statements.

Except as required by law, the company does not undertake any obligation to update forward-looking statements should circumstances or the company’s estimates or projections change.

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